OMB APPROVAL OMB Number: 3235-0060 Expires: October 31, 2005 Estimated average burden Hours per response: 15.00

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(D) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):          July 8, 2003

Celsion Corporation

(Exact name of Registrant as Specified ion Charter)

Delaware	000-14242	52-1256615

(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10220-I Old Columbia Road, Columbia, Maryland	21046-1705

(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (410) 290-5390

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

     On July 23, 2003, Celsion Corporation (the “Company”) completed a private placement of approximately 9.5 million shares of its common stock, par value $0.01 per share and warrants to purchase approximately 2.85 million shares of common stock (representing 30% warrant coverage) exercisable at $1.20 per share. The placement was priced at $0.77 per share and associated warrant and yielded gross proceeds of approximately $7.3 million. The proceeds from the private placement will, after the payment of transaction costs and together with proceeds received from recent exercises of outstanding common stock purchase warrants, be used to complete the commercial development and the regulatory approval process for the Company’s Microfocus® BPH 800 Microwave Urethroplasty™ System, continue clinical trials of the Company’s breast and prostate cancer treatment systems, further research for the Company’s heat-activated liposomes and Cancer Repair Inhibitor (CRI) technology and for working capital and general corporate purposed through the end of the Company’s 2004 fiscal year. The Company also issued warrants to purchase approximately 1.1 million shares of common stock, exercisable at $0.77 per share, as part of the compensation to its placement agent.

     On July 8, 2003, the Company issued a press release regarding the anticipated receipt of $4.5 million in gross proceeds that day upon the first closing of the private placement and the receipt, between May 28, 2003 and July 8, 2003, of approximately $5.1 million in proceeds from warrant exercises. A copy of that press release is attached as Exhibit 99.1 to this Report on Form 8-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CELSION CORPORATION

Dated: July 25, 2003	By:	/s/ Anthony P. Deasey Executive Vice President-Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Registrant’s Press Release dated July 8, 2003